Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is dated December 4, 2012 and is effective as of August 29, 2012, and amends that certain Employment Agreement (the “Agreement”) dated August 30, 2010, between AtheroNova Inc. (the “Company”) and Mark Selawski (the “Executive”).  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 1 of the Agreement the term of the Agreement shall be two (2) years, commencing on the Commencement Date and ending immediately prior to the second anniversary of the Commencement Date; and

WHEREAS, the parties desire to amend the Termination Date such that the Term shall end on the third anniversary of the Commencement Date; and

WHEREAS, pursuant to Section 11.4 (2) of the Agreement a severance payment for Termination Without Cause would be equal to one year of the then current Base Salary; and

WHEREAS, the parties desire to amend the severance payment for Termination Without Cause such that the payment shall be a lump sum equal to six months of the then current Base Salary.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that Sections 1 and 11.4 of the Agreement are hereby amended in their entirety to read as follows:

“1. Term. Subject to the termination provisions of Section 11 below, the term of this Agreement shall be three (3) years (“Term”), commencing on the Commencement Date and ending immediately prior to the third anniversary of the Commencement Date (the “Termination Date”).”

“11.4 Without Cause. This Agreement may also be terminated by the Company at any time by the delivery to Executive of a written notice of termination. Upon such termination, Executive shall be entitled to receive the following (collectively, the “Severance Benefits”):

(1) on the Effective Date of Termination, Executive will be paid such Base Salary, vacation, and other benefits as have been earned under this Agreement through the date of termination and, if Executive is not covered by any other comprehensive insurance, the Company will pay Executive an amount equivalent to Executive’s COBRA payments up to 18 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents;

(2) Executive will also be paid a lump sum severance equal to six month’s then current Base Salary;

(3) in the event of a termination without Cause during the eighteen month (18) month period following a Change of Control, any Initial Options and subsequent options and any replacement options in any successor entity that were obtained by Executive in exchange for the Initial Options or subsequent options that have not vested as of Executive’s Effective Date of Termination (“Unvested Options”) shall expire on the date of Executive’s Effective Date of Termination;

(4) as a condition to receipt of the consideration described in clauses (2) and, if applicable, (3) above, the Company and Executive shall execute the General Release attached hereto as Schedule B,”

Except as expressly modified herein, all terms and conditions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.  In the event of any conflict or inconsistency between this Amendment and the Agreement, this Amendment shall govern.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:		EXECUTIVE:

AtheroNova Inc.

By:	/s/ Thomas W. Gardner	/s/ Mark Selaski
	Thomas W. Gardner	Mark Selawski